Exhibit 99.3

CONTACT:	Glen L. Ponczak	RELEASE: July 20, 2004
(414) 524-2375
Denise M. Zutz
(414) 524-3155

JOHNSON CONTROLS THIRD-QUARTER EPS UP 15% TO $1.15

     MILWAUKEE, WISCONSIN, July 20, 2004 ... Johnson Controls, Inc. (JCI,) the leading supplier of automotive systems and facility management and control, today reported record results for its third quarter of fiscal 2004 with diluted earnings per share increasing 15% to $1.15 from $1.00 for the prior year. Sales increased 14%, reaching $6.8 billion, reflecting strong growth by each of its businesses.

     Chairman and Chief Executive Officer John M. Barth said, “Our customers continue to give us the opportunity to help them reduce their costs and improve their competitiveness, which provides growth for Johnson Controls. In each of our industries, the business environment continues to be challenging. Our employees’ dedication to continuous improvement, however, enables us to sustain our record of success.”
     Third-Quarter Results
     Sales for the third quarter of 2004 increased 14% to $6.8 billion from $6.0 billion last year. Automotive revenues increased 16% and controls sales rose 7%. Sales growth excluding the benefit of foreign currency translation was a strong 11%. Operating income was $365 million, 15% above the comparable prior year amount of $316 million. Net income of $222 million versus $190 million for 2003, represents a 17% increase. Diluted earnings per share totaled $1.15 versus $1.00 for the third quarter of 2003.
     Automotive Group sales of seating, interiors and batteries increased 16% for the quarter as the company continued to achieve strong market share growth. Industry vehicle production in Europe and North America is estimated to have been comparable to the prior year. The revenue growth and improved efficiencies resulted in an 18% increase in operating income.
     Controls Group sales were 7% higher in the third quarter of 2004 due to higher revenues involving installed systems, technical services and facilities management contracts. Operating income increased 8% due to the higher sales volume. The backlog of uncompleted control system installation and service contracts increased 4% over the amount at June 30, 2003, reflecting growth in orders from the domestic new construction systems market and for technical service worldwide.

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July 20, 2004

     Total debt to total capitalization at June 30, 2004, decreased to 31.6% from 35.1% at March 31, 2004. Capital spending during the third quarter increased to $188 million from $171 million for the prior year, primarily in support of future new vehicle interior programs.

Full-Year Outlook
     Johnson Controls updated its guidance for the 12 months ended September 30, 2004. The expectations are unchanged from that issued on April 15, 2004 except where noted.
-Consolidated sales growth of 14-16% (revised from growth of 13-15%) and double-digit increases in operating income and net income,
-Automotive Group sales growth of 13-18%; North American light vehicle production of approximately 15.9 million units and European production of 19.8 million units; and, a flat to slightly lower operating margin percentage,
-Controls Group sales growth of 10-12% and a slightly lower operating margin percentage.
Acquisition of South American Battery Business
     Johnson Controls announced on July 19 its intention to acquire 100% of its automotive battery joint venture with Grupo Imsa S.A. de C.V. in Mexico. Johnson Controls said it would pay approximately $525 million including the assumption of debt, subject to normal adjustments, for the remaining 51% interest. The transaction, which is subject to regulatory approvals, is expected to close in fall 2004. Johnson Controls, which is the joint venture’s largest customer, said it anticipates the transaction adding approximately $250 million in revenues and being accretive to its fiscal 2005 earnings. The investment is anticipated to be initially funded with short-term debt.

Supplemental Financial Estimates
(dollars in millions)

	FY2003	FY2004
	Actual	Estimate
Interest expense,net of interest income	$104	$105-110
Effective income tax rate	31.0%	(a	)
Minority interests in net earnings of subsidiaries	$47	$75-80
Capital expenditures	$664	$800	(b)
Depreciation	$538	$600-620
Total debt to total capitalization	35.6%	Below 30	%(c)

(a)	A rate of 21.6% for the first quarter, due to a one-time $17 million benefit related to a favorable tax settlement, and 29% for each of the second, third and fourth quarters.

(b)	Increased from $750 million due to increased expenditures associated with Automotive Group plant and equipment.

(c)	Assumes battery acquisition announced July 19, 2004, is completed after September 30, 2004.

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July 20, 2004

     Johnson Controls analyst conference call can be accessed on July 20 at www.johnsoncontrols.com. The audio begins at 11 am (Eastern) while the supporting slides are accessible at 8 am (Eastern).

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2004 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, as well as those factors discussed in the company’s Form 8-K (dated January 7, 2004) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

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JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share data; unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Net sales
Products and systems*	$5,872.6	$5,114.6	$17,051.2	$14,178.4
Services*	919.7	845.3	2,745.3	2,467.9

	6,792.3	5,959.9	19,796.5	16,646.3
Cost of sales
Products and systems	5,111.3	4,418.1	14,866.9	12,224.4
Services	773.1	706.1	2,310.6	2,074.6

	5,884.4	5,124.2	17,177.5	14,299.0
Gross profit	907.9	835.7	2,619.0	2,347.3
Selling, general and administrative expenses	543.2	519.4	1,731.6	1,545.8

Operating income	364.7	316.3	887.4	801.5
Interest income	3.2	3.1	9.0	7.3
Interest expense	(24.3)	(26.5)	(77.9)	(85.1)
Equity income	18.4	14.6	52.5	37.5
Miscellaneous — net	(21.6)	(11.7)	(51.6)	(29.2)

Other income (expense)	(24.3)	(20.5)	(68.0)	(69.5)

Income before income taxes and minority interests	340.4	295.8	819.4	732.0
Provision for income taxes	98.7	91.7	220.6	226.9
Minority interests in net earnings of subsidiaries	19.4	14.1	54.3	42.5

Net income	$222.3	$190.0	$544.5	$462.6

Earnings available for common shareholders	$222.3	$188.2	$542.7	$457.1

Earnings per share (post-split)**
Basic	$1.17	$1.05	$2.90	$2.56

Diluted	$1.15	$1.00	$2.83	$2.44

*	Products and systems consist of Automotive Group products and systems and Controls Group installed systems. Services are Controls Group technical and facility management services.

**	Prior year per share amounts have been restated to reflect a two-for-one stock split (see Note 2).

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JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(in millions, unaudited)

	June 30,	September 30,	June 30,
	2004	2003	2003
ASSETS
Cash and cash equivalents	$120.8	$136.1	$253.7
Accounts receivable — net	3,814.7	3,539.1	3,445.6
Costs and earnings in excess of billings on uncompleted contracts	330.9	323.0	269.4
Inventories	878.7	825.9	877.6
Other current assets	767.3	796.2	773.6

Current assets	5,912.4	5,620.3	5,619.9

Property, plant and equipment — net	3,208.1	2,963.4	2,861.0
Goodwill — net	3,321.0	3,162.7	3,094.4
Other intangible assets — net	315.6	316.9	299.7
Investments in partially-owned affiliates	429.5	408.1	395.1
Other noncurrent assets	785.8	655.9	630.3

Total assets	$13,972.4	$13,127.3	$12,900.4

LIABILITIES AND EQUITY
Short-term debt	$415.5	$150.5	$662.6
Current portion of long-term debt	21.9	427.8	532.5
Accounts payable	3,562.6	3,329.3	3,170.0
Accrued compensation and benefits	610.6	546.3	522.0
Accrued income taxes	63.2	58.7	82.3
Billings in excess of costs and earnings on uncompleted contracts	195.3	186.2	199.9
Other current liabilities	905.5	885.3	1,025.2

Current liabilities	5,774.6	5,584.1	6,194.5

Long-term debt	1,834.7	1,776.6	1,294.9
Postretirement health and other benefits	165.3	167.8	165.8
Minority interests in equity of subsidiaries	251.8	221.8	215.5
Other noncurrent liabilities	1,028.4	1,115.7	909.2
Shareholders’ equity	4,917.6	4,261.3	4,120.5

Total liabilities and shareholders’ equity	$13,972.4	$13,127.3	$12,900.4

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JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions; unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Operating Activities
Net income	$222.3	$190.0	$544.5	$462.6
Adjustments to reconcile net income to cash provided by operating activities
Depreciation	144.8	138.6	435.0	398.5
Amortization of intangibles	5.3	5.3	16.3	14.9
Equity in earnings of partially-owned affiliates, net of dividends received	29.3	5.9	8.9	(13.9)
Minority interests in net earnings of subsidiaries	19.4	14.1	54.3	42.5
Deferred income taxes	(11.1)	13.1	37.2	18.8
Gain on sale of long-term investment	—	—	—	(16.6)
Pension contributions in excess of expense	—	(238.1)	—	(238.1)
Japanese pension settlement gain	—	—	(84.4)	—
Other	11.3	(9.5)	7.8	(10.0)

	421.3	119.4	1,019.6	658.7

Changes in working capital, excluding acquisition of business
Receivables	(73.3)	(48.8)	(184.6)	127.3
Inventories	(39.6)	(35.6)	(25.8)	(54.1)
Other current assets	30.0	(15.5)	32.4	(67.8)
Accounts payable and accrued liabilities	90.4	97.9	144.3	(204.5)
Accrued income taxes	24.8	22.6	58.5	(64.4)
Billings in excess of costs and earnings on uncompleted contracts	(7.7)	(12.1)	4.5	0.6

	24.6	8.5	29.3	(262.9)

Cash provided by operating activities	445.9	127.9	1,048.9	395.8

Investing Activities
Capital expenditures	(187.9)	(170.8)	(622.5)	(411.5)
Sale of property, plant and equipment	3.5	0.2	19.3	7.1
Acquisition of businesses, net of cash acquired	—	(37.4)	(36.6)	(268.1)
Recoverable customer engineering expenditures	(1.0)	(13.9)	(96.2)	(38.8)
Proceeds from sale of long-term investment	—	—	—	38.2
Changes in long-term investments	(20.9)	19.4	(22.5)	18.7

Cash used by investing activities	(206.3)	(202.5)	(758.5)	(654.4)

Financing Activities
(Decrease) increase in short-term debt — net	(241.0)	130.8	265.0	542.4
Increase in long-term debt	86.8	4.9	195.8	5.0
Repayment of long-term obligations	(147.4)	(59.1)	(678.0)	(197.1)
Payment of cash dividends	(42.6)	(34.1)	(127.9)	(102.1)
Other	(1.0)	7.7	39.4	2.1

Cash (used) provided by financing activities	(345.2)	50.2	(305.7)	250.3

Decrease in cash and cash equivalents	$(105.6)	$(24.4)	$(15.3)	$(8.3)

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

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FOOTNOTES

1. Earnings Per Share

Basic earnings per share (EPS) are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.5 million for the three months ended June 30, 2003, and $0.1 and $1.5 million for the nine months ended June 30, 2004 and 2003, respectively. Effective December 31, 2003, the Company converted all the outstanding Series D Convertible Preferred Stock (see Note 3) and accordingly there was no after-tax compensation expense for the three months ended June 30, 2004. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options. All prior year share and per share amounts disclosed in this document have been restated to reflect a two-for-one stock split discussed in Note 2.

	Three Months		Nine Months
(in millions)	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Weighted Average Shares (post-split)
Basic	190.2	178.8	186.9	178.3
Diluted	192.9	189.3	192.5	188.8

Outstanding at period end			190.3	179.3

2. Stock Split

On November 19, 2003, the Company’s Board of Directors declared a two-for-one stock split of the common stock payable January 2, 2004. All prior year share and per share amounts disclosed in this document have been restated to reflect the two-for-one stock split. The stock split resulted in the issuance of approximately 90.5 million additional shares of common stock. In connection with the stock split, the par value of the common stock was changed from $.16 2/3 per share to $.04 1/6 per share.

3. Conversion of Preferred Stock

Effective December 31, 2003, the Company’s Board of Directors authorized the redemption of all the outstanding Series D Convertible Preferred Stock, held in the Company’s Employee Stock Ownership Plan (ESOP), and the trustee converted the preferred stock into common shares in accordance with the terms of the preferred stock certificate. The conversion resulted in the issuance of approximately 7.5 million common shares (on a post-split basis) and was accounted for through the exchange of preferred stock into common stock and capital in excess of par value. The conversion of the preferred shares held by the ESOP has been reflected within Shareholders’ Equity in the Consolidated Statement of Financial Position as of June 30, 2004. The conversion of these shares will result in their inclusion in the weighted average common stock outstanding used to compute basic EPS. The conversion of preferred shares has always been assumed in the determination of diluted EPS. The Company’s ESOP was financed with debt issued by the ESOP, and the final ESOP debt payment was paid by the Company in December 2003.

4. Segment Information

Management’s evaluation of the performance of the Company’s segments excludes the restructuring costs (see Note 5) and the pension gain (see Note 6) recorded in the second quarter of fiscal year 2004.

	Three Months			Nine Months
(in millions)	Ended June 30,			Ended June 30,
	2004	2003	%	2004	2003	%
Sales
Automotive Group	$5,272.0	$4,544.6	16%	$15,349.6	$12,617.4	22%
Controls Group	1,520.3	1,415.3	7%	4,446.9	4,028.9	10%

Total	$6,792.3	$5,959.9		$19,796.5	$16,646.3

Operating Income
Automotive Group (1)	$286.4	$243.7	18%	$697.1	$611.1	14%
Controls Group (2)	78.3	72.6	8%	188.3	190.4	-1%

Total segment operating income	$364.7	$316.3		$885.4	$801.5
Restructuring costs	—	—		(82.4)	—
Pension gain	—	—		84.4	—

Consolidated operating income	$364.7	$316.3		$887.4	$801.5

(1)	Automotive Group operating income for the nine months ended June 30, 2004 excludes $69.1 million of restructuring costs and a pension gain of $84.4 million, both of which are included within Selling, general and administrative expenses in the Consolidated Statement of Income.
(2)	Controls Group operating income for the nine months ended June 30, 2004 excludes $13.3 million of restructuring costs included within Selling, general and administrative expenses in the Consolidated Statement of Income.

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5. Restructuring Costs

In the second quarter of fiscal 2004, the Company executed a restructuring plan involving cost structure improvement actions and incurred $82.4 million of restructuring costs included within Selling, general and administrative expenses in the Consolidated Statement of Income. These costs primarily relate to workforce reductions and plant consolidations. The majority of the actions are concentrated on Automotive Group operations in Europe as the Company focuses on significantly improving profitability in the region in future years. A modest portion of the actions involve Controls Group activities. No further costs related to these actions are anticipated.

6. Japanese Pension Settlement Gain

During the second quarter of fiscal 2004, the Company recorded a pension gain related to certain of the Company’s Japanese pension plans established under the Japanese Welfare Pension Insurance Law. In accordance with recent amendments to this law, the Company completed the transfer of certain pension obligations and related plan assets to the Japanese government which resulted in a non-cash settlement gain of $84.4 million.

7. Bond Redemption

In the third quarter of fiscal 2004, the Company redeemed in full $125 million of outstanding principal of its 8.2% bonds due in 2024 plus accrued interest which resulted in a pre-tax charge of approximately $6.0 million included within Miscellaneous — net in the Consolidated Statement of Income.